AMENDMENT NO. 6

TRANSITION AND PHASE OUT AGREEMENT RELATED TO

DISTRIBUTION AND LICENSING AGREEMENT

THIS Agreement, dated as of the 28th day of September 2012 (the “Effective Date”), shall supersede the Distribution and Licensing Agreement and all related Amendments by and between Gregory Mountain Products, LLC, a Delaware limited liability company doing business as Gregory Mountain Products (hereinafter referred to as "Gregory"), and Kabushiki Kaisha A&F, a Japanese corporation (hereinafter referred to as the "Licensee"). Gregory and Licensee hereinafter sometimes are referred to individually as a "Party" and collectively as the "Parties."

WHEREAS, Gregory and Licensee entered into a Distribution and Licensing Agreement dated as of January 1, 2007 as well as certain Amended and Restated Distribution and Licensing Agreements, dated as of May 30, 2008, which was amended as of March 31, 2009, and further amended as of September 3, 2009, as of October 4, 2009 and as of June 18, 2010 (as amended through June 18, 2010), and as of November 16, 2011, the “Distribution and Licensing Agreement”)

WHEREAS, Gregory and Licensee desire to phase out the obligations in all of the aforementioned agreements in order to coordinate a smooth and fully endorsed transition of the sales and distribution of Gregory products in Japan to a new Gregory controlled entity, the joint announcement of which shall occur on October 1, 2012.

WHEREAS, coincident with the transition, Licensee and Gregory have agreed to various terms regarding an ongoing business relationship

WHEREAS, during the phase out period, Licensee agrees to use its best efforts to promote and grow the Gregory wholesale and retail business

NOW, THEREFORE, in consideration of the promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

DEFINITIONS

“Current Inventories” shall mean all inventories of Products in the market other than “Discontinued Product Inventories”. Notwithstanding anything to the contrary, “Current Inventories” shall exclude all inventories of Products in Licensee’s direct retail stores and the Gregory brand Store in Harajuku, Japan.

“Discontinued Products Inventories” shall mean all Products that Gregory has determined not to produce after January 1, 2013.

“Go Forward Inventories” is defined as products that will be current models in the Spring/Summer 2013 product list”

“Transition Period” shall mean that period of time in which the sales and distribution of Gregory products shall inure to the new Gregory controlled entity beginning at the execution of this agreement until as set forth hereinbelow.

1. GOOD FAITH AND BEST EFFORTS

Licensee hereby agrees to act in good faith to fully and completely endorse and facilitate the smooth transition of sales and distribution to the new Gregory controlled entity in all actions, statements, commentary and representations involving media, retailers, and customers, including collaboration on the preparation and dissemination of any and all related announcements regarding said change. In addition, Licensee hereby agrees to fulfill all obligations set forth in the Distribution and Licensing Agreement as well as act in good faith and use its best efforts throughout 2012 to promote and grow the Gregory wholesale and retail business.

2. TRANSITION OBLIGATIONS; PAYMENT

2.1 Customer Data. Both parties recognize that it is in the mutual interests to effect a smooth transition to the post-distributor relationship, so as to maintain sales levels and in order to minimize disruption to the many retail partners, who in most cases will remain customers of both Licensee and Gregory businesses. To facilitate such smooth transition, Licensee agrees to share with Gregory its essential customer data including, but not limited to:

(a)	Full customer lists, addresses, key contacts
(b)	Full customer sales history for the years 2008-2012, including as available sales by model, month, year and customer location/store
(c)	Customer credit terms and conditions, payment history

Limit as required by individual information protection law in Japan

2.2 Transition Timeline. The parties will develop a mutually agreed upon timeline and plan for the transition period, including, but not limited, to the mutually agreed upon planning and execution of any and all trade shows occurring within the transition period

2.3 Transition Announcement. The parties will develop and distribute a mutually agreed upon Letter to Retail Partners, explaining the transition of distribution to the new Gregory entity and encouraging all Retail Partners to support and cooperate with both licensee and Gregory in the future. The joint announcement of the transition shall occur on October 1, 2012.

2.4 Exclusive Distribution Forbearance. In light of the discounts extended to Licensee for its A & F Country Stores, the extension of the licensed operation of the Gregory Harajuku Brand store with similar discounts, and for other such consideration, Licensee agrees not to begin any exclusive distribution with another pack or bag brand during the period of Spring/Summer of 2013 (the first six months of 2013). Licensee further agrees that it will not publicly announce, present, nor offer for sale to its customers any pack or bag brand until February 1, 2013 and that it will not ship or deliver any such products to any customers until July 1, 2013.

2.5 Transition Consideration. For the full and complete fulfillment of the obligations set forth herein, Gregory agrees to make a payment to A&F of Seven Hundred and Fifth Thousand United States Dollars ($750,000). Payment will be made in two installments: Five Hundred Thousand Dollars ($500,000) due no later than January 31, 2013 and Two Hundred and Fifty Thousand Dollars $250,000 due no later than December 31, 2013.

3. BUY BACK INVENTORY

Gregory hereby agrees that it will buy back from Licensee all Go Forward Inventories and Cancel for Spring/Summer 2013 Lifestyle Inventories. The Go Forward Inventories and Cancel for Spring/Summer 2013 Lifestyle Inventories will be valued at Licensee’s Book Value, which will be set forth herein at Exhibit A and mutually agreed upon between the parties. Gregory hereby agrees to buy back the Go Forward Inventories and Cancel for Spring/Summer 2013 Lifestyle Inventories; however, the maximum value it shall agree to pay for said products is 250,000,000 Yen. Gregory and Licensee shall conduct a joint inventory audit at Licensee’s warehouses between November 15 and December 31, 2012 to determine Going Forward Inventories and Cancel for Spring/Summer 2013 Lifestyle Inventories which Gregory shall buy back from Licensee, the risk and title of which shall be transferred to Gregory from Licensee on December 31, 2012. Gregory shall pay to Licensee the amount in yen of the Buy Back Inventory valuation within ten business days of physical receipt of the inventory, not to be later than December 31, 2012 at a location determined by Gregory. Inventory is to be shipped freight collect by carrier and means determined by Gregory. Any inventories remaining following the maximum amount agreed upon to be paid by Gregory shall be considered for purchase upon mutually agreed terms between the parties.

4. GREGORY HARAJUKU STORE

4.1        Gregory agrees to offer special discounts of thirty percent (30%) below standard wholesale, defined herein as Fifty-five percent (55%) of Manufacturers Suggested Retail Price (“MSRP”) to Licensee for all purchases for products to be sold in the Gregory Harajuku store throughout 2013 and through the end of February 2014. Gregory hereby extends the special license agreement for the Gregory Harajuku Store to March 1, 2014, at which time said license shall terminate. No royalty payments shall be required for the extension period for the Gregory Harajuku Store license. Licensee, however, shall remain obligated pursuant to the Distribution and Licensing agreement for regular monthly reports regarding sales from the Gregory Harajuku Store.

4.2        The discounts set forth hereinabove at 4.1 shall apply only if the year to date sales at the end of the third quarter of 2013 at the Gregory Harajuku Store fulfill or exceed a threshold amount of eighty percent of a mutually agreed upon goal between the parties of a four (4) percent increase over the 2012 annual sales and the sales for January and February 2014 at least equal or exceed the sales for the same two month period in 2013. If said threshold is not met, the discounts as set forth hereinabove at 4.1 shall discontinue for the periods beginning in the fourth quarter of 2013 through February 28, 2014. If, at any time up to February 28, 2014, it is determined that discounts were withheld unreasonably according to the terms set forth herein, Gregory shall remit payments to Licensee in accordance with the discounts specified in section 4.1.

5. A & F COUNTRY AND ONLINE STORES

5.1        Gregory hereby agrees to provide discounts to Licensee’s A&F Country Stores and its e-commerce website (A&F Country Online Store) on merchandise at thirty percent (30%) below standard wholesale, defined herein as Fifty-five percent (55%) of MSRP for the calendar year 2013. Gregory will further extend discounts of twenty-five percent (25%) below standard wholesale, defined herein as Fifty-five percent (55%) of MSRP for all purchases by Licensee’s A&F Country Stores and its e-commerce website (A&F Country Online Store) for the period of January 1 through June 30, 2014.

5.2        The discounts described hereinabove at paragraph 5.1 shall apply if, and only if, Licensee shall not offer for sale by Licensee’s A&F Country Stores and its e-commerce website (A&F Country Online Store) any pack or bag brand considered competing with Gregory from January 1, 2013 through June 30, 2014. Additionally, the discounts described hereinabove at paragraph 5.1 shall apply only if the year to date sales at Licensee’s A&F Country Stores and its e-commerce website (A&F Country Online Store) shall fulfill or exceed a threshold amount at the end of the third quarter of 2013 of eighty percent (80%) of the mutually agreed upon annual goal regarding said sales. If, at any time up to December 31, 2013, it is determined that discounts were withheld unreasonably according to the terms set forth herein, Gregory shall remit payments to Licensee in accordance with the discounts specified in section 5.1.

5.3        Beginning January 1, 2014, the discounts described hereinabove shall be reduced to twenty-five (25%) below standard wholesale, defined herein as Fifty-five percent (55%) of MSRP; however, said discounts shall only apply if the sales at Licensee’s A&F Country Stores and its e-commerce website (A&F Country Online Store) equal or exceed the sales made in the first quarter of 2012. If, at any time it is determined that discounts were withheld unreasonably according to the terms set forth herein, Gregory shall remit payments to Licensee in accordance with the discounts specified hereinabove.

6. GREGORYPACKS.JP WEBSITE

The parties herein hereby agree that Gregory shall include all purchases of products by Licensee for resale through the gregorypacks.jp website from January 1, 2013 through December 31, 2013 based on the discount rate of thirty percent (30%) below standard wholesale, defined herein as Fifty-five percent (55%) of MSRP. The parties further agree that said sales will create no royalty payment obligations for Licensee. However, Licensee shall remain obligated pursuant to the Distribution and Licensing agreement to provide to Gregory all monthly reports of sales from the gregorypacks.jp website.

7. DISCONTINUED PRODUCTS

The parties hereby agree that any special discounts previously required in the Distribution and Licensing Agreement for Discontinued Products shall be foregone and no such obligations for discounts shall apply hereafter. The parties further agree that the new Gregory controlled entity may offer to Licensee, for sale through its Outlet stores, discounted products, the price of which shall be determined on a case by case basis in good faith. Licensee shall be under no obligation to buy Discontinued Products. Licensee shall have ten (10) business days to review any such offers and respond, after which the new Gregory entity may offer the Discontinued Products to other customers. The aforementioned “right of first refusal” on Discontinued Products shall be effective from January 1, 2013 through June 30, 2014.

8. NON-DISCLOSURE AGREEMENT

The parties hereby agree that the Non-Disclosure Agreement, dated April 1, 2010, shall be extended in effect and obligation until September 30, 2012 and shall be attached hereto as an exhibit.

9. TERMINATION PAYMENT EXCLUSION

Licensee hereby agrees that no further payments are due, and thus agrees to forego any such further payments, which may be related to or in connection with or by reason of the termination of the Distribution and Licensing Agreement except those payments that are provided for hereinabove.

10. FORCE MAJEURE

Notwithstanding anything to the contrary in this Agreement, neither party hereto shall be deemed to be in default of any provision of this Agreement or be liable to the other party or to any third party for any delay, error, failure in performance or interruption of performance due to any act of God, war, insurrection, riot, boycott, strikes, interruption of power service, interruption of communications service, labor or civil disturbance, acts of any other person not under the control of either party or other similar causes, the occurrence of which are (i) not reasonably foreseeable by a party, and (ii) beyond the reasonable control of that party; provided, that no such actions shall delay the payment of any orders of Products where title to such Products has passed to the Distributor or its agents or where such Products are in the possession of Distributor or its Agents. Each party shall use its best efforts to remedy its delay, error, failure to perform, or incomplete performance in a manner which is fair and equitable to both parties. The delayed party shall give the other party reasonable written notification of any material or indefinite delay due to such causes. This Agreement shall be deemed to have been amended to extend the time of performance of such obligation hereunder by the period of time attributable to the excusable delay.

11. LAW GOVERNING

10.1        Interpretation. This Agreement shall be governed by and interpreted under the laws of the State of New York without regard to that state’s conflicts of laws provisions, except that the United Nations Convention for the International Sale of Goods does not apply. The Parties agree that any and all disputes arising out of or relating in any way to this Agreement shall be litigated at the trial level only in state court or federal court in New York, New York. Licensee hereby submits to personal and subject matter jurisdiction in such courts and agrees that Licensee will not contest venue.

12.	CONSTRUCTION

12.1 The headings appearing at the beginning of each Section of this Agreement are for convenience only and shall not be deemed to define, limit or construe the contents of any such article, section or schedule. Time is of the essence of this Agreement. Wherever required by the context hereof, each pronoun used herein shall be deemed to include both the singular and the plural and encompass each gender. This Agreement: (a) shall be deemed to reflect the mutual intent of the Parties, and no rule of strict construction shall be applied against either Party; (b) may be executed in separate counterparts, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement; and (c) is written in American English, and no translation(s) of this Agreement in any other language(s) shall control.

12.2 Enforceability.

(a)        Reformation. In the event that any provision(s) or part(s) thereof in this Agreement shall be finally determined by any court or administrative agency to not be effective or enforceable as written, and, if such determination is upheld on appeal or no appeal from such determination is taken, then the Parties agree that such court or agency shall (or if such court or agency is unwilling or fails to do so, then the Parties shall) modify such provision(s) or part(s) thereof to the minimum extent required to make such provision(s) or part(s) thereof effective and enforceable, and the Parties further hereby consent to the entry by a court or administrative agency of an order to so modify such provision(s) or part(s) thereof.

(b)        Substitution. If applicable law contains or appears to contain any requirement that is contrary to, conflicts with or is missing from any provision(s) or part(s) thereof in this Agreement, Gregory at any time and in its sole discretion, may elect by written notice to Licensee (effective upon receipt thereof or as otherwise designated by Gregory therein) that: (i) such requirement be substituted for or added to such provision(s) or part(s) thereof to the minimum extent necessary to validate such provision(s) or part(s) thereof or (ii) this Agreement.

(c)        Severability. If any provision(s) or part(s) thereof in this Agreement shall be held invalid, the remainder of this Agreement shall continue in full force and effect and each such provision or part thereof shall be deemed not to be part of this Agreement. It is the intention of the Parties that this Agreement shall be interpreted to give effect to its provisions, notwithstanding any potential adjudicative interpretation to the contrary.

12.3	Relief.

In the event that Gregory files any action against Licensee to enforce any provision(s) of this Agreement or Gregory defends itself in any action brought by Licensee, Gregory shall be entitled: (a) to equitable relief without the necessity of posting bond or other security (including without limitation entry of temporary and permanent injunctions and orders of specific performance) and (b) to recover in any judgment wholly or partially in favor of Gregory entered in any such action the attorneys’ fees and litigation expenses of Gregory, such costs and damages as permitted by law, the costs of collection thereof and such other relief as a court may award or order.

13. ENTIRE AGREEMENT

13.1        Integration. This Agreement shall constitute the entire understanding of the Parties; (b) is intended to govern the relationship between the Parties, including without limitation each sale of any or all of the Products by Gregory to Licensee (c) supersede all agreements, representations or statements, either oral or written; and (d) except as otherwise provided herein, may be amended or modified only by a written supplement, duly executed by both of the Parties.

IN WITNESS WHEREOF, the parties hereto have read and fully understand and agree to the terms described hereinabove and have duly executed this Agreement as of the date first above written.

GREGORY MOUNTAIN PRODUCTS, LLC.

By:	/s/ William Kulczycki
Name: William Kulczycki
Title: Gregory Mountain Products Brand President
Vice President Black Diamond Inc.

KABUSHIKI KAISHA A&F

By:	/s/ Takao Akatsu
Name: Takao Akatsu
Title: President

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